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                                                       Exhibit C2

NEES Energy, INC.
Statement of Cash Flows (Thousands of Dollars)
For the Twelve Months September 30, 1997
(Unaudited, Subject to Adjustment)


Operating Activities:
  Net Income/(Loss)                                       ($4,550)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Undistributed income/(loss) in subsidiary              6,746
     (Increase)decrease in accounts receivable                  3
     (Increase)decrease in prepaid taxes                       84
     Increase(decrease) in accounts payable                  (399)
                                                          -------
Net cash provided by(used in) operating activities          1,884
                                                          -------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.            (12,250)
                                                          -------
Net cash used in investing activities                     (12,250)
                                                          -------


Financing Activities:
  Subordinated notes payable to parent-issues              10,400
                                                          -------

Net cash provided by financing activities                  10,400

Net increase(Decrease) in cash and cash equivalents            34


Cash and cash equivalents at beginning of period               45
                                                          -------
Cash and cash equivalents at end of period                $    79
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